EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of September 30, 2008 (the “Effective Date”) by and between Precision Aerospace Components, Inc., a Delaware corporation (the “the Company”), and Andrew S. Prince (the “Executive”).

1.	POSITION

a.  Title; Office.  Executive has been employed by and is serving as the President and Chief Executive Officer of the Company.  Executive’s office will be located at the Company’s headquarters at 2200 Arthur Kill Road, Staten Island, New York.

b.  Duties. Executive shall report to the Company’s Board of Directors (the “Board of Directors”) and shall perform such duties as the Board of Directors may from time to time require, consistent with the general level and type of duties and responsibilities customarily associated with the position of Chief Executive Officer.  For as long as Executive is a member of the Board of Directors, during the term of this Agreement, Executive shall serve as a member of the Board of Directors without additional consideration other than what is provided in this Agreement.

c.  Other Obligations. Executive agrees to the best of Executive’s ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of Executive pursuant to the terms of this Agreement, and will do so to the reasonable satisfaction of the Board of Directors.  During the term of Executive’s employment, Executive may engage in other activities while he manages the Company provided that such activities neither unreasonably interfere with his management of and duties to the Company nor adversely reflect on the Company’s reputation.  Executive shall notify the Board of Directors if an outside activity would be expected to take more than ten hours of normal work time during the month on a regular basis.

2.	EMPLOYMENT TERM

The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for a term commencing on the Effective Date and continuing until September 30, 2009 unless sooner replaced or terminated as provided in Section 5 below (the “Employment Term”).  This Agreement shall be deemed to be renewed for additional one-year terms after its initial term (or any subsequent renewal term), unless either party delivers written notice of its intent not to renew this Agreement.

3.	COMPENSATION

a.  Base Salary.  During the Employment Term, Executive will be paid an annual salary of two hundred ten thousand dollars and no cents ($210,000.00).  Executive’s salary will be payable in equal weekly installments pursuant to the Company’s regular payroll practices (or in the same manner as other employees of the Company), and shall be subject to the usual, required withholding of income and employment taxes.  Executive’s annual salary of two hundred ten thousand dollars and no cents ($210,000.00), together with any changes thereto, shall be referred to in this Agreement as “Base Salary.”  Base Salary will be subject to review by, and change at, the sole discretion of the Board of Directors, acting or through a Compensation Committee of the Board of Directors if it so chooses (the “Compensation Committee”).

b.  Incentive Bonus.  During the Employment Term, Executive will be eligible for incentive bonuses based on the achievement of specified financial or other performance objectives as determined by the Compensation Committee each year (or such other period as determined by the Compensation Committee) in its sole discretion (the “Incentive Bonus”).  The initial bonus elements shall be as follows:

(i)  Cash bonuses and/or other form of consideration received bonuses not to exceed 50% of pretax income, calculated without including expenses for non cash compensation, are to be calculated and paid upon the achievement of the following:

1.
1% of net sales from Freundlich subsidiary greater than 10 Million dollars for the 12 month period ending on September 30, 2009 (the “Anniversary Date”) payable at the time of filing of the Company’s 10 Q for the third quarter 2009.

2.
2% of net equity or 1% of debt raised by the Company or its subsidiaries; this shall include any such funding which refinances existing credit obligations of the Company or its subsidiaries, but shall not include the extension of existing obligations or lines of credit; payable at the time of first funding from the financing. (Recognizing the unique role Mr. Prince is presently playing within the Company.)

3.
3% of net pretax consolidated profits in excess of prior year pretax consolidated profits for the 12 month period ending on the Anniversary Date payable at the time of filing of the Company’s 10 Q for the third quarter 2008.

4.
2% of any sale price of a major asset of the Company payable in form of consideration received for sale of asset – e.g. if either the Freundlich operation or any other direct subsidiary or subsidiary of a subsidiary or the Company as a whole is sold either in one or more asset sales, stock sales or mergers.

5.	In any event total cash bonus or form of consideration received not to exceed 50% of pretax income, calculated without including expenses for non-cash compensation expenses.

ii) Stock Option or other equity plan that will be calculated valued and vest pursuant to a plan to be developed within the first six months of the Effective date of this Agreement   Such incentive award shall take into account the Executive's positions, duties and responsibilities at the Company.

c.      Employee Benefits

During the Employment Term, Executive shall be eligible to participate in the employee benefits plans currently and hereafter maintained from time to time by the Company, in its sole discretion, including family group health insurance and a 401(k) savings plan, provided the Company in its sole discretion elects to adopt such plans.  In the event Executive does not avail himself of such health insurance, he shall be paid the premiums which would have been paid by the Company had he and his spouse participated in the plan Executive shall be entitled to 20 days of vacation per calendar year accrued at the rate of 1.67 days per month in addition to Company paid holidays.  Executive may, at his election, carry over or be paid for all or any portion of his unused vacation.  Additionally, if Executive obtains a disability insurance policy or a term life insurance policy on his life, up to $500,000, each at a cost that is acceptable to the Company, the Company shall reimburse the Executive for the associated disability or life insurance premiums incurred by the Executive during the Employment Term.  The Company reserves the right, at its discretion, to cancel or change the employee benefit plans and programs it offers to its employees and consequently to Executive at any time.  Executive will be given a copy of, and must abide by, the Company’s employee handbook and employee benefit plan documents which will describe more fully these and other benefits of Executive’s employment, as well as the personal policies and procedures which apply to employment with the Company.

4.	EXPENSE REIMBURSEMENT

Executive will be authorized to incur ordinary, necessary and reasonable travel, entertainment and other business expenses in connection with Executive’s duties and in accordance with the Company policy.  The Company shall also reimburse Executive for reasonable out-of-pocket travel and living expenses incurred by Executive to commute to and work from the Company’s headquarters, up to a maximum amount of $3,000 per month.  Executive shall receive reimbursement for out-of-pocket continuing professional education fees and expenses required to maintain Executive’s CLE requirements for the New York Bar and for out-of-pocket Bar licensing fees.  Executive shall also be entitled to receive reimbursement for attorney’s fees for services incurred for review and advice regarding this Agreement, up to a maximum amount of one thousand dollars ($1,000.00).  All expenses subject to reimbursement shall require Executive to present appropriate supporting documentation and receipts in accordance with the Company’s standard reimbursement policy.

5.	TERMINATION OF EMPLOYMENT

This Agreement and the Executive’s employment may be terminated as provided in this Section 5, subject to the respective continuing obligations of the Company and the Executive under Sections 5, 6, 7, 8, 9, 10 and 11 below.  The date this Agreement and the Executive’s employment with the Company are terminated in accordance with this Section 5 is herein referred to as the “Termination Date.”

a.	Termination by the Company

(i)	For Cause: The Company may terminate the Executive’s employment immediately for “Cause” which means serious misconduct or cause, which will include:

1)
The Executive’s material breach of any of the Executive’s duties under this Agreement, or the Executive’s failure or refusal to satisfactorily perform his or her duties, responsibilities, and obligations as an executive of the Company, for reasons other than disability;

2)	Any dishonesty or other breach of the duty of loyalty to the Company by the Executive, which adversely affects the Company;

3)	Indictment of the Executive of any crime related to or arising from the operation of the Company’s business, or conviction of (or guilty plea or plea of nolo contendere regarding) a felony;

4)	Indictment by the Executive of any other intentional act which the Company reasonably concludes would be likely to injure the reputation, business or regulatory status of the Company;

5)	The existence of any court order or settlement agreement prohibiting the Executive’s continued employment with the Company;

6)	Any violation of the Company’s policies, procedures, or standards with respect to equal employment opportunity, prohibition of unlawful discrimination or harassment;

7)	Abuse, misuse, or misappropriation of the Company’s property or business opportunities.

(ii)	Without Cause: The Company may terminate the Executive’s employment without Cause upon one hundred and eighty (180) days written notice to the Executive.

b.
Resignation.  The Executive may terminate his employment at any time and for any reason upon one hundred and eighty (180) days written notice to the Company.  Upon receiving such notice, the Company may, in its sole discretion, opt not to have the Executive provide active employment services during some or all of the notice period, and place him on a paid leave of absence for some or all of the notice period, or accelerate the effective date of the Executive’s resignation.  In either case, unless the Company waives the notice period as described below, the Company will provide not less than one hundred and eighty (180) days of notice pay.  If the Company exercises either of the preceding options, such exercise shall not convert the resignation to a termination by the Company.

c.
Termination in the Event of Death or Disability.  The term of the Executive’s employment under this Agreement shall terminate in the event of his death or Disability.  “Disability” means a physical or mental condition of the Executive, which renders him unable to perform the essential functions of his or her position, with or without reasonable accommodation, for a period of six months in any 12 month period.

d.	Compensation Upon Termination.

(i)
If the Company terminates the Executive’s employment for Cause pursuant to Section 5(a)(i), or as a result of the Executive’s death or Disability pursuant to Section 5(c), the Company will only be obligated to pay the Executive his regular payroll period Base Salary payments earned or accrued through the Termination Date, plus any other compensation and reimbursements to the extent they were earned or accrued up through the Termination Date.  Such Base Salary, compensation, and reimbursements will be paid to the Executive in one lump sum payment as soon as practicable following the Termination Date.  In the event the Company terminates the Executive’s employment in the event of the Executive’s Death or Disability pursuant to Section 5(c) the Company shall also (i) in the case of disability, pay 3 months, of the Executive’s regular payroll period Base Salary payments and (ii) shall consider paying such additional bonuses which would have been earned by the Executive from the conclusion of events put in process during his tenure had he not had an untimely demise or disability.

(ii)
If the Executive’s employment is terminated pursuant to subsections 5(a)(ii) or 5(b), then, during the notice period and until the Termination Date, the Executive shall receive his regular payroll period Base Salary payments earned and accrued (including payment for accrued vacation) through the Termination Date, plus any other compensation and reimbursements to the extent they were earned and accrued up through the Termination Date if he continues to render services in accordance herewith; provided, however, the Company may, in its sole discretion, opt: (i) not to have the Executive provide active employment services during some or all of the notice period, and may place him on a paid leave of absence for some or all of the notice period and pay him during that time; or (ii) accelerate the effective date of termination, and provide 180 days pay in lieu of notice.

(iii)
Notwithstanding any other provision of this Agreement and in addition thereto if the Executive is terminated, or the Executives contract is not renewed within 12 months of any Change of Control of the Company and such event is not occasioned by any occurrence set forth in sub-section 5(a), the Executive shall be entitled to one year salary payable at the time of termination or non-renewal.

A "Change in Control" shall mean the occurrence during the Term of any of the following: (i) the sale, lease, transfer, conveyance, or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a principal owner of the Company or a related party of a principal; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13(d)(3) and Rule 13(d)(5) under the Exchange Act of the Company.

(iv)
The Company’s obligation under this Agreement or otherwise to provide the Executive with paid leave, notice pay, pay in lieu of notice, post termination salary continuation, pay during a notice period, or any other payment other than for wages earned because of the Executive’s provision of services, shall, other than in the event of the Executive’s Death or disability which precludes such action, be contingent upon the Executive’s execution of a Separation Agreement and comprehensive Release of Claims in a form drafted by and satisfactory to the Company.

6.	CONFIDENTIAL INFORMATION

a.  Executive agrees that during the Employment Term or at any time thereafter, (i) Executive shall not use for any purpose other than the duly authorized business of the Company, or disclose to any third party, any information relating to the Company, or any of the Company’s affiliated companies which is non-public information (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of Executive’s duties under this Agreement consistent with the Company’s policies); and (ii) Executive will comply with any and all confidentiality obligations of the Company to a third party, whether arising under a written agreement or otherwise.  Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by Executive or at his direction or by any other person who directly or indirectly receives such information from Executive, or (y) is or becomes available to Executive on a non-confidential basis from a source which is entitled to disclose it to Executive.

b.  Upon the termination of this Agreement, or upon the Company's earlier request, Executive will deliver to the Company all of the Company's property or Confidential Information that Executive may have in his possession or control, including, but not limited to, all electronically stored information and passwords to access such property and any and all copies of such property, material or databases.

7.	CERTAIN RESTRICTIONS

a.  Competitive Activity. Executive agrees that, during the Employment Term and continuing until the expiration of one year following the termination of Executive’s employment with the Company for any reason, Executive will not, without the prior written consent of the Board of Directors, directly or indirectly, as an employee, agent, consultant, advisor, owner, manager, lender, officer, director, partner, stockholder, or otherwise, engage in any Competitive Activity, or have any such relationship with any person or entity that engages in any Competitive Activity; provided, however, that nothing in this Agreement will prohibit Executive from owning a passive investment of less than one percent of the outstanding equity securities of any the Company listed on any national securities exchange so long as Executive has no other relationship with such the Company in violation of this Agreement.  “Competitive Activity” means being engaged in any business engaged in the aerospace fastener distribution business or any other business which is competitive with the existing or planned business of the Company or planned business of the Company which it had taken action to implement and had not abandoned at any time during the Employment Term.

b.  Agreement Not to Solicit Employees.  Executive agrees that, during the Employment Term and continuing until the expiration of one year following the termination of Executive’s employment with the Company for any reason, Executive will not, either directly or indirectly, on Executive’s own behalf or in the service or on the behalf of others solicit, divert, or hire away, or attempt to solicit, divert, or hire away any person then employed by the Company, nor encourage anyone to leave the Company’s employ.

c.  Agreement Not to Solicit Customers.  Executive agrees that, during the Employment Term and continuing until the expiration of one year following the termination of Executive’s employment with the Company for any reason, Executive will not, either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, to any business that engages in Competitive Activity (i) any person or entity whose account with the Company was sold or serviced by or under Executive’s supervision during the twelve months preceding the termination of such employment, or (ii) any person or entity whose account with the Company has been directly solicited by the Company within the year preceding the termination of employment.

d.  Reasonableness.  Executive and the Company agree that the covenants set forth in this Agreement are appropriate and reasonable when considered in light of the nature and extent of the Company’s business.  Executive further acknowledges and agrees that (i) the Company has a legitimate interest in protecting the Company’s business activities and its current, pending, and potential trade secrets; (ii) the covenants set forth herein are not oppressive and contain reasonable limitations as to time, scope, and activity; (iii) the covenants do not harm in any manner whatsoever the public interest; (iv) Executive’s chosen profession, trade, or business is in finance and executive management (the “Profession”) (v) the Competitive Activity is only a very small or limited part of the Profession, and Executive can work in many different jobs in Executive’s Profession besides the Competitive Activity; (vi) the covenants set forth herein do not completely restrain Executive from working in Executive’s Profession, and Executive can earn a livelihood in Executive’s Profession without violating any of the covenants set forth herein; (vii) Executive has received and will receive substantial consideration for agreeing to such covenants, including without limitation the consideration to be received by Executive under this Agreement; (viii) if Executive were to work for a competing the Company that engages in Competitive Activity, there would be a substantial risk that Executive would inevitably disclose trade secrets to that the Company; (ix) the Company competes with other companies that engage in Competitive Activity, and if Executive were to engage in prohibited activities, it would harm the Company; (x) the Company expends considerable resources on hiring, training, and retaining its Executives and if Executive were to engage in prohibited activities during the restricted period, it would harm the Company; and (xi) the Company expends considerable resources acquiring, servicing, and retaining its customers, vendors, investors, lenders and other key business relationships and if Executive were to engage in prohibited activities during the restricted period, it would harm the Company.

8.	INDEMNIFICATION

As an officer and director of the Company, Executive shall be entitled to be indemnified by the Company to the extent provided under the Company’s bylaws, subject to applicable law, and to receive the benefits of any director and officer liability insurance obtained by the Company from time to time, subject to the terms, provisions and conditions of any such insurance.

9.	APPLICABLE LAW; SEVERABILITY

This Agreement shall be governed by the laws of the State of New York, without reference to rules relating to conflicts of law.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

10.	DISPUTE RESOLUTION

Executive and the Company agree to arbitrate any dispute, claim, or controversy arising out of this Agreement or Executive’s employment.  The arbitration shall be conducted by a single neutral arbitrator in accordance with the rules issued by JAMS for resolution of employment disputes. The arbitration shall take place in New York City.  The Company will pay the fee for the arbitration proceeding, as well as any other charges by JAMS.  Executive shall be entitled to indemnification against attorneys’ fees and costs to the extent provided in the Delaware General Corporation Law Subchapter IV, Section 145.  The arbitrator shall issue a written decision or award.  The decision or award of the arbitrator shall be final and binding upon the Company and Executive.  The arbitrator shall have the power to award any type of relief that would be available in a court of competent jurisdiction.  Any award may thereafter be entered as a judgment in any court of competent jurisdiction.  Executive agrees that any relief to which he is entitled arising out of said arbitration shall be limited to that awarded by the arbitrator.  Executive agrees to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims.  Failure to demand arbitration within the prescribed time period shall result in waiver of any claims.  Executive agrees to waive any right he may have to a jury trial with respect to any dispute or claim against the Company relating to this Agreement, his employment, his termination from employment, or any terms and conditions of his employment with the Company.

11.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon the Company’s successors and assigns and upon Executive’s heirs, executors, administrators, estate, successors and assigns.  For all purposes under this Agreement, the term “the Company” shall include any successor to the Company’s business and/or assets, which becomes bound by this Agreement.  Executive may not assign this Agreement, provided, however, this shall not preclude Executive from assigning certain rights or property granted to him pursuant to this agreement.

12.	NO INCONSISTENT OBLIGATIONS

By signing this Agreement and accepting this offer of employment, Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or that otherwise, that are inconsistent with Executive’s obligations set forth in this Agreement or otherwise restrict Executive’s ability to enter into this Agreement or fully perform the services required hereunder.  Executive also represents and warrants that Executive will not use or disclose, in connection with Executive’s employment by the Company, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title, or interest and that Executive’s employment by the Company as contemplated by this Agreement will not infringe upon or violate the rights of any other person or entity.  Executive represents and warrants to the Company that Executive has returned all property and confidential information belonging to any prior employers.

13.	ENTIRE AGREEMENT

This Agreement and the Exhibits set forth the full and complete agreement between the Company and Executive regarding the subject matter hereof and supersede any and all prior representations or agreements between Executive and the Company, if any, whether written or oral, except for the stock option agreements referenced above.  This Agreement may not be modified or amended except by a written agreement, signed by Executive and a member of the Board of Directors.  No failure on the part of the Company or Executive to exercise any power, right or privilege or remedy under this Agreement, and no delay on the part of the Company or Executive in such exercise shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other further exercise thereof or any other power, right, privilege or remedy.  Any waiver must be in writing and executed by the parties.  The captions contained in this Agreement are for convenience only and shall not be considered part of this Agreement.  All definitions used in this Agreement shall apply to the Exhibits to this Agreement and other related documentation signed simultaneously.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date written above.

DATED:		ANDREW S. PRINCE

DATED:		PRECISION AEROSPACE COMPONENTS, INC.

	By:	DAVID WALTERS Director